Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Fourth Quarter and Full Year 2013 Results

TAMPA, Fla. – March 4, 2014 – HCI Group, Inc. (NYSE:HCI) reported results today for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 - Financial Results

Income available to common stockholders in the fourth quarter of 2013 totaled $15.5 million or $1.31 diluted earnings per common share, up 18% and 10% respectively, compared with $13.1 million or $1.19 diluted earnings per common share in the fourth quarter of 2012.

Gross premiums earned in the fourth quarter of 2013 increased 26.9% to $91.4 million from $72.0 million in the same period in 2012. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2013 combined with renewal premiums from policies assumed from Citizens in November 2012.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the fourth quarter of 2013 increased 28.0% to $63.4 million from $49.6 million in the same period in 2012. Premiums ceded in the fourth quarter of 2013 were 30.6% of the company’s gross premiums earned, compared with 31.2% during the same period in 2012.

Net investment income in the fourth quarter of 2013 was $655,000 compared with $109,000 in the same period in 2012.

Losses and loss adjustment expenses during the fourth quarter of 2013 were $17.3 million compared with $15.9 million in the same period in 2012.

Policy acquisition and other underwriting expenses in the fourth quarter of 2013 were $9.5 million compared with $6.2 million in the comparable period in 2012. The increase was primarily attributable to commissions and premium taxes related to the increase in policy renewals in 2013.

Other operating expenses, which include a variety of general and administrative expenses, totaled $12.0 million in the fourth quarter of 2013 compared with $7.7 million in the fourth quarter of 2012. The change was primarily due to increases in compensation and related expenses.

Interest expense from the company’s senior notes issued in 2013 totaled $1.2 million in the fourth quarter of 2013.

Fourth quarter 2013 - Financial Ratios

The company’s loss ratio applicable to the fourth quarter of 2013 (defined as losses and loss adjustment expenses related to net premiums earned) was 27.4% compared with 32.1% in the fourth quarter of 2012. The loss ratio was positively impacted by a significant increase in premiums earned during the fourth quarter of 2013 as compared with the fourth quarter of 2012.

The expense ratio applicable to the fourth quarter of 2013 (defined as underwriting expenses, interest and other operating expenses related to net premiums earned) was 35.7% compared with 28.4% in the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 63.1% in the fourth quarter of 2013 compared with 60.6% in the same year-ago period.

Full Year 2013 - Financial Results

Income available to common stockholders for 2013 totaled $65.5 million or $5.63 diluted earnings per common share, compared with $29.8 million or $3.02 diluted earnings per common share for 2012.

Gross premiums earned in 2013 increased 44.3% to $337.1 million from $233.6 million in 2012. The increase was primarily due to renewal premiums of policies assumed from Citizens in November 2012 combined with premiums related to policies assumed from Citizens in November 2013.

Net premiums earned for 2013 increased 48.6% to $234.2 million from $157.7 million in 2012. Premiums ceded for 2013 were 30.5% of the company’s gross premiums earned, compared with 32.5% during 2012.

Net investment income in 2013 was $1.5 million, an increase from $980,000 in 2012.

Losses and loss adjustment expenses for 2013 were $65.1 million compared with $66.3 million in 2012. Loss and loss adjustment expenses in 2012 included approximately $3.5 million related to claims from Tropical Storms Debby and Isaac.

Policy acquisition and other underwriting expenses for 2013 were $31.6 million compared with $25.9 million for 2012. The 2012 expenses included a one-time charge of $1.2 million resulting from a change in accounting standards with respect to deferred acquisition costs. Other operating expenses in 2013 totaled $34.3 million compared with $21.1 million for 2012.

Interest expense from the company’s senior notes issued in 2013 totaled $3.6 million for 2013.

Full Year 2013 - Financial Ratios

The company’s loss ratio applicable to the year ended December 31, 2013 was 27.8% compared with 42.1% for the year ended December 31, 2012.

The expense ratio applicable to 2013 was 29.7% compared with 29.9% in 2012.

The combined loss and expense ratio to net premiums earned was 57.5% in 2013 compared with 72.0% in 2012.

Management Commentary

“2013 marked another record year for HCI Group,” said Paresh Patel, the company’s chairman and chief executive officer. “These results were driven by a 44% increase in gross premiums, coupled with our strong combined ratio during 2013. Our strong balance sheet with more than $293 million in cash gives us the financial flexibility to take advantage of accretive growth opportunities, while remaining focused on managing risk, costs and maintaining diligent underwriting standards.”

Conference Call

HCI Group will hold a conference call later today (March 4, 2014) to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Richard Allen will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-in number: (877) 407-8033

International number: (201) 689-8033

Investors or analysts that wish to participate in the Q&A portion of the call should contact Kevin Mitchell at kmitchell@hcigroup.com or (813) 405-3603.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.hcigroup.com.

Please call the conference telephone number 5 to 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through March 11, 2014.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13576705

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that accretive growth opportunities will arise. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	At December 31, 2013	At December 31, 2012
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $110,738 and $33,436, respectively)	$112,151	35,953
Equity securities, available for sale, at fair value (cost: $17,248 and $8,756, respectively)	17,649	8,876
Other investments	16,228	16,087

Total investments	146,028	60,916
Cash and cash equivalents	293,398	230,214
Accrued interest and dividends receivable	1,133	375
Premiums receivable	14,674	10,642
Prepaid reinsurance premiums	28,066	9,112
Deferred policy acquisition costs	14,071	10,032
Property and equipment, net	13,132	10,853
Deferred income taxes, net	—	3,848
Other assets	15,814	2,296

Total assets	$526,316	338,288

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$43,686	41,168
Unearned premiums	171,907	154,249
Advance premiums	4,504	4,029
Assumed reinsurance balances payable	4,660	1,377
Accrued expenses	4,032	3,041
Dividends payable	19	42
Income taxes payable	543	8,813
Deferred income taxes, net	2,740	—
Long-term debt	126,932	—
Other liabilities	6,772	4,316

Total liabilities	365,795	217,035

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 110,684 and 241,182 shares issued and outstanding in 2013 and 2012, respectively	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 10,939,268 and 10,877,537 shares issued and outstanding in 2013 and 2012, respectively)	—	—
Additional paid-in capital	48,966	63,875
Retained income	110,441	55,758
Accumulated other comprehensive income, net of taxes	1,114	1,620

Total stockholders’ equity	160,521	121,253

Total liabilities and stockholders’ equity	$526,316	338,288

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue
Gross premiums earned	$91,370	72,028	$337,113	233,607
Premiums ceded	(27,942)	(22,464)	(102,865)	(75,939)

Net premiums earned	63,428	49,564	234,248	157,668
Net investment income	655	109	1,469	980
Policy fee income	85	371	3,098	2,538
Net realized investment gains	37	250	80	276
Gain on bargain purchase	—	—	—	179
Other	1,047	783	2,193	1,424

Total revenue	65,252	51,077	241,088	163,065

Expenses

Losses and loss adjustment expenses	17,348	15,928	65,123	66,310
Policy acquisition and other underwriting	9,456	6,240	31,619	25,930
Interest expense	1,228	—	3,607	—
Goodwill impairment loss	—	161	—	161
Other operating expenses	11,988	7,683	34,286	21,084

Total expenses	40,020	30,012	134,635	113,485

Income before income taxes	25,232	21,065	106,453	49,580

Income tax expense	9,670	7,964	40,891	19,423

Net income	$15,562	13,101	$65,562	30,157

Preferred stock dividends	(16)	(36)	(104)	(322)

Income available to common stockholders	$15,546	13,065	$65,458	29,835

Basic earnings per common share	$1.36	1.27	$5.82	3.45

Diluted earnings per common share	$1.31	1.19	$5.63	3.02

Dividends per common share	$0.27	0.33	$0.95	0.88